Bunge Reports Fourth Quarter and Full-Year 2020 Results

St. Louis, MO - February 10, 2021 - Bunge Limited (NYSE:BG) today reported fourth quarter and full-year 2020 results.

•	Full-year GAAP EPS of $7.71 vs. $(9.34) in the prior year; $8.30 vs. $4.76 on an adjusted basis excluding certain gains and charges and mark-to-market timing differences
•	Q4 GAAP EPS of $3.74 vs. $(0.48) in the prior year; $3.05 vs. $1.69 on an adjusted basis excluding certain gains and charges and mark-to-market timing differences
•	Excellent execution throughout the value chains drove higher Q4 and full year results in Agribusiness and Edible Oils
•	Full year adjusted funds from operations of ~$1.9 billion, up ~$800 million vs. 2019
•	Favorable market environment continuing into 2021

➢	Overview

Greg Heckman, Bunge’s Chief Executive Officer, commented, “Our performance in 2020 was exceptional reflecting the earnings strength of our platform. Our talented team and new operating model allowed us to capture the upside from market opportunities and deepen customer partnerships. We delivered these strong results while completing the portfolio actions we originally identified, sharpening our financial discipline, and, importantly, keeping the focus on protecting the safety of our team during these unprecedented times.

“Looking ahead, we expect the favorable market environment to continue into 2021, reflecting strong and growing demand, as well as tight supplies. We are excited about our momentum and the opportunities ahead of us,” Mr. Heckman continued. “I am extremely proud of our team across all the businesses as we execute our strategy and deliver value to all our stakeholders.”

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➢	Financial Highlights

	Quarter Ended December 31,		Year Ended December 31,
US$ in millions, except per share data	2020	2019	2020	2019
Net income attributable to Bunge	$551	$(51)	$1,145	(1,280)

Net income per common share-diluted	$3.74	$(0.48)	$7.71	$(9.34)

Mark-to-market timing differences (a)	$(0.05)	$0.42	$0.92	$0.18
Certain (gains) and charges (b)	$(0.59)	$1.60	$(0.27)	$13.10
Dilutive share basis difference - GAAP vs Adjusted (c)	$—	$0.09	$—	$0.76
Adjustment of redeemable noncontrolling interest (d)	$(0.05)	$0.06	$(0.06)	$0.06
Adjusted Net income per common share-diluted (e)	$3.05	$1.69	$8.30	$4.76

Core Segment EBIT (e) (f)	$780	$244	$2,085	$953
Mark-to-market timing differences (a)	4	82	190	35
Certain (gains) & charges (b)	(147)	141	(147)	264
Adjusted Core Segment EBIT (e)	$637	$467	$2,128	$1,252

Corporate and Other EBIT (e)	$(91)	$(168)	$(365)	$(245)
Certain (gains) & charges (b)	12	13	83	58
Adjusted Corporate and Other EBIT (e)	$(79)	$(155)	$(282)	$(187)

Non-core Segment EBIT (e) (g)	$25	$(32)	$(87)	$(1,599)
Certain (gains) & charges (b)	—	85	—	1,692
Adjusted Non-core Segment EBIT (e)	$25	$53	$(87)	$93

Total Segment EBIT (e)	$714	$44	$1,633	$(891)
Total Mark-to-market timing differences (a)	4	82	190	35
Total Certain (gains) & charges (b)	(135)	239	(64)	2,014
Adjusted Total Segment EBIT (e)	$583	$365	$1,759	$1,158

(a)	Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories, and related hedges associated with committed future operating capacity. See note 3 in the Additional Financial information section of this release for details.
(b)	Certain (gains) & charges included in Total Segment EBIT. See Additional Financial Information for details.
(c)	Dilutive share basis difference - GAAP vs. Adjusted represents the impact of using different weighted-average common shares outstanding in the denominators of the respective GAAP and Adjusted EPS calculations. See note 4 in the Additional Financial information section of this release for details.
(d)	Retained earnings impact associated with an adjustment to the carrying amount of the redeemable noncontrolling interest recorded in respect of our 70% ownership in Bunge Loders Croklaan (Loders). See note 5 in the Additional Financial information section of this release for details.
(e)	Core Segment EBIT, Adjusted Core Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Non-core Segment EBIT, Adjusted Non-core Segment EBIT, Total Segment EBIT, Adjusted Total Segment EBIT, and Adjusted Net income per common share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.
(f)	Core Segment earnings before interest and tax (“Core Segment EBIT”) comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Edible Oils Products, Milling Products and Fertilizer reportable segments, and excludes Bunge’s Sugar & Bioenergy reportable segment and Corporate and Other activities.
(g)	Non-core Segment EBIT comprises Bunge’s Sugar & Bioenergy reportable segment EBIT, which reflects Bunge’s share of the results of its 50/50 joint venture with BP p.l.c.

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➢	Fourth Quarter and Full-Year 2020 Results

Core Segments

Agribusiness

	Quarter Ended		Year Ended
US$ in millions, except volumes and per share data	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Volumes (in thousand metric tons)	35,737	34,976	142,959	139,968

Net Sales	$9,282	$7,412	$29,529	$28,407

Gross Profit	$551	$302	$1,780	$1,093

Selling, general and administrative expense	$(150)	$(136)	$(517)	$(487)

Foreign exchange gains (losses)	$72	$42	$148	$(34)

EBIT attributable to noncontrolling interests	$(12)	$(2)	$(18)	$2

Other income (expense) - net	$3	$—	$43	$65

Income (loss) from affiliates	$3	$19	$46	$43

Segment EBIT	$467	$225	$1,482	$682
Mark-to-market timing differences	7	95	182	48
Certain (gains) & charges	—	15	—	117
Adjusted Segment EBIT	$474	$335	$1,664	$847

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$11	$—	$106
Certain (gains) & charges, Earnings Per Share	$—	$0.07	$—	$0.70

Oilseeds (2)

	Quarter Ended		Year Ended
US$ in millions	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Oilseeds EBIT	$233	$66	$855	$415
Mark-to-market timing differences	42	95	196	48
Certain (gains) & charges	—	9	—	86
Adjusted Oilseed EBIT	$275	$170	$1,051	$549

In Oilseeds, higher results were primarily driven by softseed processing where earnings were higher in all regions supported by strong vegetable oil demand. Soy processing results were in line with the prior year as improvements in North America and Asia were offset by South America and Europe.

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Grains (2)

	Quarter Ended		Year Ended
US$ in millions	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Grains EBIT	$234	$159	$627	$267
Mark-to-market timing differences	(35)	—	(14)	—
Certain (gains) & charges	—	6	—	31
Adjusted Grains EBIT	$199	$165	$613	$298

In Grains, higher results were primarily driven by our North American operations, which benefited from strong export demand and execution. Results also benefited from favorable risk management and optimization in our global trading and distribution business. In South America, earnings decreased largely due to lower origination volumes as farmers had accelerated sales earlier in the year.

Edible Oil Products

	Quarter Ended		Year Ended
US$ in millions, except volumes and per share data	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Volumes (in thousand metric tons)	2,414	2,507	9,515	9,606

Net Sales	$2,715	$2,422	$9,601	$9,186

Gross Profit	$287	$162	$738	$612

Selling, general and administrative expense	$(110)	$(114)	$(388)	$(376)

Foreign exchange gains (losses)	$(2)	$(5)	$(2)	$(1)

EBIT attributable to noncontrolling interests	$(6)	$20	$(3)	$7

Other income (expense) - net	$98	$(103)	$95	$(121)

Income (loss) from affiliates	$—	$—	$—	$—

Segment EBIT	$267	$(40)	$440	$121
Mark-to-market timing differences	(9)	(13)	(1)	(13)
Certain (gains) & charges	(145)	128	(145)	142
Adjusted Segment EBIT	$113	$75	$294	$250

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$(96)	$110	$(96)	$124
Certain (gains) & charges, Earnings Per Share	$(0.65)	$0.74	$(0.65)	$0.83

Edible Oil Products Summary

The strong performance in the quarter was primarily driven by higher margins in our consumer business in Brazil as a result of tight supply and strong demand. Higher results in North America were largely due to increased demand from the renewable diesel sector. Results were also higher in Asia driven by lower costs. Earnings declined in Europe primarily due to lower margins.

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Milling Products

	Quarter Ended		Year Ended
US$ in millions, except volumes and per share data	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Volumes (in thousand metric tons)	1,208	1,182	4,663	4,531

Net Sales	$435	$446	$1,648	$1,739

Gross Profit	$36	$30	$171	$160

Selling, general and administrative expense	$(27)	$(23)	$(97)	$(98)

Foreign exchange gains (losses)	$5	$1	$6	$4

Other income (expense) - net	$—	$19	$(1)	$22

Income (loss) from affiliates	$—	$—	$(1)	$—

Segment EBIT	$14	$27	$78	$88
Mark-to-market timing differences	6	—	9	—
Certain (gains) & charges	(2)	(2)	(2)	5
Adjusted Segment EBIT	$18	$25	$85	$93

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$(1)	$—	$(1)	$5
Certain (gains) & charges, Earnings Per Share	$—	$—	$—	$0.05

Milling Products Summary

Lower results in the quarter were driven by North America, which was impacted by lower volumes and margins, as well as a loss of earnings from our rice milling operation that was sold during the quarter. Results in South America were comparable with last year as higher volumes were offset by lower margins.

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Fertilizer

	Quarter Ended		Year Ended
US$ in millions, except volumes and per share data	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Volumes (in thousand metric tons)	501	495	1,537	1,508

Net Sales	$160	$165	$484	$520

Gross Profit	$37	$34	$98	$78

Selling, general and administrative expense	$(4)	$(1)	$(11)	$(13)

Foreign exchange gains (losses)	$(1)	$—	$—	$—

Income (loss) from affiliates	$—	$—	$—	$—

Segment EBIT	$32	$32	$85	$62
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$32	$32	$85	$62

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings Per Share	$—	$—	$—	$—

Fertilizer Summary

Fertilizer results in the quarter were comparable to the prior year.

Corporate and Other

	Quarter Ended		Year Ended
US$ in millions, except per share data	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Gross Profit	$(3)	$(7)	$(5)	$3

Selling, general and administrative expense	$(75)	$(100)	$(345)	$(339)

Foreign exchange gains (losses)	$1	$1	$(2)	$3

Other income (expense) - net	$(14)	$(62)	$(13)	$88

Segment EBIT	$(91)	$(168)	$(365)	$(245)
Certain (gains) & charges	12	13	83	58
Adjusted Segment EBIT	$(79)	$(155)	$(282)	$(187)

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$9	$41	$57	$47
Certain (gains) & charges, Earnings Per Share	$0.06	$0.26	$0.38	$0.30

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Corporate

	Quarter Ended		Year Ended
US$ in millions	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Corporate EBIT	$(93)	$(108)	$(313)	$(343)
Certain (gains) & charges	12	13	17	58
Adjusted Corporate EBIT	$(81)	$(95)	$(296)	$(285)

Other

	Quarter Ended		Year Ended
US$ in millions	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Other EBIT	$2	$(60)	$(52)	$98
Certain (gains) & charges	—	—	66	—
Adjusted Other EBIT	$2	$(60)	$14	$98

Corporate and Other Summary

Total adjusted EBIT for Corporate and Other was comprised of $(81) million from Corporate and $2 million from Other. This compares to $(95) million from Corporate and $(60) million from Other for the prior year period. The decrease in Corporate expenses during the quarter primarily related to the timing of recognition of performance-based compensation in prior year. The increase in Other reflects the prior year impact of our investment in Beyond Meat.

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Non-core Segments

Sugar & Bioenergy

	Quarter Ended		Year Ended
US$ in millions, except volumes and per share data	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Volumes (in thousand metric tons)	90	1,109	334	3,836

Net Sales	$18	$338	$142	$1,288

Gross Profit	$(4)	$50	$3	$(1,404)

Selling, general and administrative expense	$1	$(8)	$—	$(38)

Foreign exchange gains (losses)	$—	$(9)	$—	$(89)

Other income (expense) - net	$2	$(66)	$2	$(65)

Income (loss) from affiliates	$26	$—	$(92)	$(3)

Segment EBIT	$25	$(32)	$(87)	$(1,599)
Certain (gains) & charges	—	85	—	1,692
Adjusted Segment EBIT	$25	$53	$(87)	$93

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$80	$—	$1,687
Certain (gains) & charges, Earnings Per Share	$—	$0.53	$—	$11.22

Sugar & Bioenergy Summary

Segment results for this quarter reflected our share of the results of the 50/50 joint venture with BP. By contrast, most of fourth quarter 2019 reflected our 100 percent ownership of the Brazilian sugar and bioenergy operations that we contributed to the joint venture in December 2019.

Results in the quarter benefited from higher year-over-year average ethanol prices in local currency, as well as improved industrial efficiency. Earnings in the fourth quarter of last year benefited from lower depreciation due to our Brazilian sugar and bioenergy operations being classified as held for sale.

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Cash Flow

	Year Ended
	Dec 31, 2020	Dec 31, 2019
Cash used for operating activities	$(3,536)	$(808)
Proceeds from beneficial interest in securitized trade receivables	1,943	1,312
Cash provided by (used for) operating activities, adjusted	$(1,593)	$504

Cash used for operations during the year was $3,536 million compared to cash used of $808 million in the same period last year. Adjusted for the proceeds from beneficial interest in securitized trade receivables, cash used by operating activities was $1,593 million compared with cash provided by operating activities of $504 million in the prior year. This increase in cash used for operations was primarily driven by higher working capital levels, reflecting higher commodity prices and increased purchases of readily marketable inventory. Funds from operations adjusted for notable items and mark-to-market timing differences was $1,886 million compared to $1,096 million in the prior year.

Income Taxes

For the three and twelve months ended December 31, 2020, income tax expense was $97 million and $248 million, respectively, compared to $16 million and $86 million, respectively, for the three and twelve months ended December 31, 2019. The increase in income tax expense during 2020 is primarily due to higher pre-tax income in 2020. Adjusting for notable items, the effective tax rate for the twelve months ended December 31, 2020 was 16.5%. The lower than expected tax rate was primarily due to favorable earnings mix.

➢	COVID-19 Update

Bunge continues to take proactive steps to protect the health and safety of its employees, their families and the communities in which it operates. Through an internal task force, the Company closely monitors developments related to the pandemic and provides guidance to its facilities worldwide. Each of Bunge’s facilities around the globe is taking steps to respond to COVID-19 based on the nature of its operations and the guidelines from and actions taken by local governments. The Company has continued to restrict travel, follow upgraded cleaning practices at its facilities and offices, require remote work arrangements for teammates wherever possible, reduce staffing in its production and other facilities and offices and keep social distancing and other safety related measures in place.

Numerous countries around the globe, including places where Bunge operates production facilities or maintains offices, have continued to impose quarantines and significant restrictions, including shelter-in-place or stay-at-home orders. Additionally, the rise in the number of observed COVID-19 cases in many parts of the world may lead to governments re-imposing travel and work restrictions or imposing additional restrictions. In locations where such restrictions are in place, Bunge has been deemed an essential or life-sustaining operation. To date, the Company has not seen a significant disruption in its supply chain, has been able to mitigate logistics and distribution issues that have arisen, and substantially all of its facilities around the world have continued to operate at or near normal levels. Bunge continues to monitor local, regional and national governmental actions that could limit or restrict the movement of agricultural commodities or products or otherwise disrupt physical product flows or its ability to operate in the future.

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➢	Outlook

Taking into account the current margin environment and forward curves, we expect full-year 2021 adjusted EPS of at least $6 per share, which would materially exceed our previously stated $5 EPS baseline.

In Agribusiness, full-year results are expected to be down from 2020, primarily driven by lower contributions from oilseed processing and origination, particularly in Brazil. While we are not forecasting the same unique environment or magnitude of opportunities that we captured during 2020, we do see some potential upside to our outlook resulting from strong demand and tight commodity supplies.

In Edible Oils, full-year results are expected to be comparable to last year. Higher results expected in our North American business, driven by a recovery in foodservice and increased renewable diesel demand, will be offset by expected lower results in our consumer business in Brazil.

In Milling, full-year results are expected to be in line with last year. In Fertilizer, full-year results are expected to be down from a strong prior year.

Additionally, the Company expects the following for 2021: an adjusted annual effective tax rate in the range of 20% to 22%; net interest expense in the range of $230 million to $240 million; capital expenditures in the range of $425 to $475 million; and depreciation and amortization of approximately $415 million.

In Non-Core, full-year results in the sugar and bioenergy joint venture are expected to be a positive contributor, driven by improved sugar and Brazilian ethanol prices.

➢	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, February 10, 2021 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial 1 (844) 735-3666. If you are located outside the United States or Canada, dial +1 (412) 317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Events and presentations” in the “Investors” section of the company’s website. Select “Q4 2020 Bunge Limited Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on February 10, 2021, continuing through March 10, 2021. To listen to it, please dial 1 (877) 344-7529 in the United States, 1 (855) 669-9658 in Canada, or +1 (412) 317-0088 in other locations. When prompted, enter confirmation code 10151151. A replay will also be available in “Past events” at “Events and presentations” in the “Investors” section of the company’s website.

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➢	About Bunge Limited

At Bunge, our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have more than 23,000 dedicated employees working across more than 350 facilities located in more than 40 countries.

➢	Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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➢	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. These factors include the risks, uncertainties, trends and other factors described in our Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) and include: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs; competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional economic, agricultural, financial and commodities market, political, social and health conditions; the impacts of pandemic outbreaks, including COVID-19; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement, operational excellence and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies and environmental, tax and biofuels regulation; our capital allocation plans, funding needs and financing sources; changes in foreign exchange policy or rates; the outcome of our portfolio rationalization initiatives; the effectiveness of our risk management strategies; our ability to attract and retain executive management and key personnel; operational risks, including industrial accidents, natural disasters and cybersecurity incidents; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Ruth Ann Wisener Bunge Limited 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 636-292-3022 news@bunge.com

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➢	Additional Financial Information

Certain gains and (charges), quarter-to-date

The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the three month periods ended December 31, 2020 and 2019.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Quarter Ended December 31,	2020	2019	2020	2019	2020	2019

Core Segments:	$97	$(121)	$0.65	$(0.81)	$147	$(141)
Agribusiness	$—	$(11)	$—	$(0.07)	$—	$(15)
Severance, employee benefit, and other costs	—	(4)	—	(0.02)	—	(5)
Impairment charges	—	(2)	—	(0.01)	—	(2)
Indirect tax (charges) credits	—	(5)	—	(0.04)	—	(8)

Edible Oil Products	$96	$(110)	$0.65	$(0.74)	$145	$(128)
Severance, employee benefit, and other costs	—	(2)	—	(0.02)	—	(4)
Impairment charges	—	(87)	—	(0.58)	—	(95)
Indirect tax (charges) credits	31	(18)	0.21	(0.12)	47	(26)
Acquisition and integration costs	—	(3)	—	(0.02)	—	(3)
Gain on sale of assets	65	—	0.44	—	98	—

Milling Products	$1	$—	$—	$—	$2	$2
Severance, employee benefit, and other costs	—	(1)	—	—	—	(1)
Impairment charges	—	(9)	—	(0.06)	—	(12)
Gain on sale of assets	—	13	—	0.08	—	19
Indirect tax (charges) credits	1	(3)	—	(0.02)	2	(4)

Fertilizer	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(9)	$(41)	$(0.06)	$(0.26)	$(12)	$(13)
Income tax benefit (charges)	—	(29)	—	(0.19)	—	—
Severance, employee benefit, and other costs	—	(7)	—	(0.04)	—	(8)
Impairment charges	—	(5)	—	(0.03)	—	(5)
U.S. pension plan partial settlement	(9)	—	(0.06)	—	(12)	—

Non-core Segment:	$—	$(80)	$—	$(0.53)	$—	$(85)
Sugar & Bioenergy	$—	$(80)	$—	$(0.53)	$—	$(85)
Impairment charges	—	(5)	—	(0.04)	—	(7)
Charges related to sale of Brazilian sugar business	—	(69)	—	(0.45)	—	(70)
Sugar restructuring charges	—	(1)	—	(0.01)	—	(2)
Loss on disposition of equity investment	—	(5)	—	(0.03)	—	(6)

Total	$88	$(242)	$0.59	$(1.60)	$135	$(239)

See Definition and Reconciliation of Non-GAAP Measures.

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Core Segments

Agribusiness

EBIT for the quarter ended December 31, 2019 included: $5 million of severance, other employee benefit, and program costs related to the Global Competitiveness Program (GCP), recorded in SG&A; $2 million of PP&E impairment charges at a facility associated with portfolio rationalization initiatives, recorded in Cost of goods sold (COGS); and $8 million of indirect tax charges in Brazil, recorded in COGS.

Edible Oil Products

EBIT for the quarter ended December 31, 2020 included: $47 million of indirect tax credits related to the favorable resolution of a Brazilian tax claim, recorded in Net sales; and a $98 million gain related to the previously announced sale of our Brazilian margarine and mayonnaise assets, recorded in Other income (expense)-net (Other).

EBIT for the quarter ended December 31, 2019 included: $4 million of severance, other employee benefit, and program costs related to the GCP, included in SG&A; $95 million of impairment charges, of which $19 million related to PP&E at facilities associated with portfolio rationalization initiatives, recorded in COGS, and $76 million (net of non-controlling interests) related to goodwill associated with the acquisition of Loders, recorded in Other; $3 million of integration costs related to the acquisition of Loders, included in SG&A; and $26 million of indirect tax charges in Brazil, recorded in COGS.

Milling Products

EBIT for the quarter ended December 31, 2020 included $2 million of indirect tax credits related to the favorable resolution of a Brazilian tax claim, recorded in Net sales.

EBIT for the quarter ended December 31, 2019 included: $1 million of severance and other employee benefit costs related to industrial efficiency program initiatives, recorded in COGS; $12 million of impairment charges related to portfolio rationalization initiatives, recorded in COGS; $4 million of indirect tax charges in Brazil, recorded in COGS; and a $19 million gain on the sale of two facilities in Brazil, recorded in Other.

Corporate and Other

EBIT for the quarter ended December 31, 2020 included $12 million of pension expense related to a partial settlement of Bunge’s U.S. Pension Plan following a one-time lump-sum offering to certain participants, recorded in Other.

EBIT for the quarter ended December 31, 2019 included: $8 million of severance and other employee benefit costs related to the GCP, included in SG&A; and $5 million of impairment charges related to the relocation of the company’s global headquarters and other administrative facilities, recorded in SG&A.

Net income for the quarter ended December 31, 2019 included $29 million of charges related to deferred tax valuation allowances in Brazil and the revaluation of deferred taxes resulting from enacted tax legislation in Europe.

14

Non-core Segment

Sugar & Bioenergy

EBIT for the quarter ended December 31, 2019 included: $70 million of charges associated with the sale of our Brazilian sugar and bioenergy operations, comprising a $49 million loss on sale, recorded in Other, $15 million of debt refinancing and other costs, recorded in Other, and $6 million of foreign currency losses on intercompany loans no longer classified as permanently invested, recorded in Foreign exchange gains (losses); $7 million of impairment charges related to an operating lease right-of-use asset, recorded in COGS; a $6 million loss on the sale of an equity investment, recorded in Other; and $2 million of restructuring charges, recorded in COGS.

15

Certain gains and (charges), year-to-date

The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the years ended December 31, 2020 and 2019.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Year Ended December 31,	2020	2019	2020	2019	2020	2019

Core Segments:	$97	$(235)	$0.65	$(1.58)	$147	$(264)
Agribusiness	$—	$(106)	$—	$(0.70)	$—	$(117)
Severance, employee benefit, and other costs	—	(10)	—	(0.06)	—	(11)
Impairment charges	—	(80)	—	(0.53)	—	(87)
Expired indemnification asset	—	(11)	—	(0.07)	—	(11)
Indirect tax (charges) credits	—	(5)	—	(0.04)	—	(8)

Edible Oil Products	$96	$(124)	$0.65	$(0.83)	$145	$(142)
Impairment charges	—	(99)	—	(0.66)	—	(107)
Acquisition and integration costs	—	(4)	—	(0.03)	—	(4)
Severance, employee benefit, and other costs	—	(3)	—	(0.02)	—	(5)
Indirect tax (charges) credits	31	(18)	0.21	(0.12)	47	(26)
Gain on sale of assets	65	—	0.44	—	98	—

Milling Products	$1	$(5)	$—	$(0.05)	$2	$(5)
Impairment charges	—	(21)	—	(0.15)	—	(28)
Severance, employee benefit, and other costs	—	(1)	—	(0.01)	—	(1)
Gain on sale of assets	—	13	—	0.08	—	19
Indirect tax (charges) credits	1	(3)	—	(0.02)	2	(4)
Gain on arbitration settlement	—	7	—	0.05	—	9

Fertilizer	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(57)	$(47)	$(0.38)	$(0.30)	$(83)	$(58)
Severance, employee benefit, and other costs	(3)	(22)	(0.02)	(0.14)	(5)	(29)
Acquisition and integration costs	—	(2)	—	(0.01)	—	(2)
Commercial claim provision	(66)	—	(0.44)	—	(66)	—
Income tax benefits	21	1	0.14	0.01	—	—
Impairment charges	—	(24)	—	(0.16)	—	(27)
U.S. pension plan partial settlement	(9)	—	(0.06)	—	(12)	—

Non-core Segment:	$—	$(1,687)	$—	$(11.22)	$—	$(1,692)
Sugar & Bioenergy	$—	$(1,687)	$—	$(11.22)	$—	$(1,692)
Sugar restructuring charges	—	(5)	—	(0.04)	—	(6)
Charges related to sale of Brazilian sugar business	—	(1,672)	—	(11.11)	—	(1,673)
Impairment charges	—	(5)	—	(0.04)	—	(7)
Loss on disposition of equity investment	—	(5)	—	(0.03)	—	(6)

Total	$40	$(1,969)	$0.27	$(13.10)	$64	$(2,014)

See Definition and Reconciliation of Non-GAAP Measures.

16

Core Segments

Agribusiness

EBIT for the year ended December 31, 2019 included: $10 million of program costs related to the GCP, included in SG&A; $1 million of severance and other employee benefit costs related to industrial efficiency program initiatives, recorded in COGS; $87 million of PP&E impairment charges at facilities associated with portfolio rationalization initiatives, recorded in COGS; an $11 million charge related to the reversal of an expired indemnification asset in connection with an uncertain tax position in Spain, recorded in SG&A; and $8 million of indirect tax charges in Brazil, recorded in COGS.

Edible Oil Products

EBIT for the year ended December 31, 2020 included: $47 million of indirect tax credits related to the favorable resolution of a Brazilian tax claim, recorded in Net sales; and a $98 million gain resulting from the previously announced sale of our Brazilian margarine and mayonnaise assets, recorded in Other.

EBIT for the year ended December 31, 2019 included: $5 million of severance and other employee benefit costs related to the GCP, recorded in SG&A; $107 million of impairment charges, of which $31 million related to PP&E at facilities associated with portfolio rationalization initiatives, recorded in COGS, and $76 million (net of non-controlling interests) related to goodwill associated with the acquisition of Loders, recorded in Other; $4 million of integration costs related the acquisition of Loders, recorded in SG&A; and $26 million of indirect tax charges in Brazil, recorded in COGS.

Milling Products

EBIT for the year ended December 31, 2020 included: $2 million of indirect tax credits related to the favorable resolution of a Brazilian tax claim, recorded in Net sales.

EBIT for the year ended December 31, 2019 included: $1 million for severance and other employee benefits costs related to industrial efficiency program initiatives, recorded in COGS; $28 million of impairment charges at facilities associated with portfolio rationalization initiatives, recorded in COGS; a $9 million gain related to an arbitration settlement in the U.S., recorded in COGS; $4 million of indirect tax charges in Brazil, recorded in COGS; and a $19 million gain on the sale of assets in Brazil, recorded in Other.

Corporate and Other

EBIT for the year ended December 31, 2020 included: $5 million of severance and other employee benefit costs related to the GCP, recorded in SG&A; $66 million in charges, primarily related to a provision against an aged receivable dating from 2015 later deemed uncollectable following a legal settlement, of which $51 million was recorded in SG&A, and $15 million was recorded in Other; and $12 million of pension expense related to a partial settlement of Bunge’s U.S. Pension Plan following a one-time lump-sum offering to certain participants, recorded in Other. Net Income for the year ended December 31, 2020 included a $21 million income tax benefit related to the reversal of a deferred tax asset valuation allowance in Europe.

EBIT for the year ended December 31, 2019 included: $29 million of severance and other employee benefit costs related to the GCP, included in SG&A; $27 million of impairment charges related to the relocation of the Company’s global headquarters, recorded in SG&A; and $2 million of acquisition and integration costs related to the acquisition of Loders, included in SG&A. Net Income also included $1 million of income tax benefits.

17

Non-core Segments

Sugar & Bioenergy

EBIT for the year ended December 31, 2019 included: $1,673 million of charges related to the sale of the Company’s Brazilian sugar and bioenergy operations, including $1,594 million of impairment charges, recorded in COGS, and $79 million of foreign currency losses on intercompany loans no longer classified as permanently invested, recorded in Foreign exchange gains (losses); $6 million of restructuring charges, recorded in COGS; $7 million of impairment charges related to an operating lease right-of-use asset, recorded in COGS; and a $6 million loss on the sale of an equity investment, recorded in Other.

18

➢	Consolidated Earnings Data (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2020	2019	2020	2019
Net sales	$12,610	$10,783	$41,404	$41,140
Cost of goods sold	(11,706)	(10,212)	(38,619)	(40,598)
Gross profit	904	571	2,785	542
Selling, general and administrative expenses	(365)	(382)	(1,358)	(1,351)
Foreign exchange gains (losses)	75	30	150	(117)
Other income (expense) – net	89	(104)	126	97
Goodwill impairment	—	(108)	—	(108)
Income (loss) from affiliates	29	19	(47)	40
EBIT attributable to noncontrolling interest (a) (1)	(18)	18	(23)	6
Total Segment EBIT	714	44	1,633	(891)
Interest income	4	9	22	31
Interest expense	(70)	(90)	(265)	(339)
Income tax (expense) benefit	(97)	(16)	(248)	(86)
Noncontrolling interest share of interest and tax (a) (1)	—	2	3	5
Net income (loss) attributable to Bunge (1)	551	(51)	1,145	(1,280)
Convertible preference share dividends	(9)	(9)	(34)	(34)
Adjustment of redeemable noncontrolling interest	8	(8)	10	(8)
Net income (loss) available to Bunge common shareholders - basic	$550	$(68)	$1,121	$(1,322)
Add back convertible preference share dividends (b)	9	—	34	—
Net income (loss) available to Bunge common shareholders - diluted	$559	$(68)	$1,155	$(1,322)

Net income (loss) per common share diluted attributable to Bunge common shareholders	$3.74	$(0.48)	$7.71	$(9.34)
Weighted–average common shares outstanding - diluted (b)	149	142	150	141

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined, represent consolidated Net (income) loss attributable to noncontrolling interests on a U.S. GAAP basis of presentation.
(b) Approximately 8 million common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the three and twelve month periods ended December 31, 2019. Accordingly, the related convertible preference share dividends were excluded from Net income (loss) available to Bunge common shareholders - diluted for the three and twelve month periods ended December 31, 2019.

19

➢	Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
(US$ in millions)	2020	2019
Assets
Cash and cash equivalents	$352	$320
Trade accounts receivable, net	1,717	1,705
Inventories (a)	7,172	5,038
Assets held for sale	672	72
Other current assets	6,268	3,113
Total current assets	16,181	10,248
Property, plant and equipment, net	3,775	4,132
Operating lease assets	868	796
Goodwill and other intangible assets, net	1,115	1,194
Investments in affiliates	631	827
Other non-current assets	1,085	1,120
Total assets	$23,655	$18,317

Liabilities and Equity
Short-term debt	$2,828	$771
Current portion of long-term debt	8	507
Trade accounts payable	2,636	2,842
Current operating lease obligations	235	216
Liabilities held for sale	438	4
Other current liabilities	4,840	2,255
Total current liabilities	10,985	6,595
Long-term debt	4,452	3,716
Non-current operating lease obligations	581	539
Other non-current liabilities	1,017	1,040
Total liabilities	17,035	11,890
Redeemable noncontrolling interest	415	397
Total equity	6,205	6,030
Total liabilities, redeemable noncontrolling interest and equity	$23,655	$18,317

(a) Includes readily marketable inventories of $5,961 million and $3,934 million at December 31, 2020 and December 31, 2019, respectively. Of these amounts, $4,369 million and $2,589 million, respectively, can be attributable to merchandising activities.

20

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(US$ in millions)	2020	2019
Operating Activities
Net income (loss) (1)	$1,165	$(1,291)
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	(206)	139
Depreciation, depletion and amortization	435	548
Deferred income tax (benefit)	71	(24)
Impairment charges	10	1,825
Other, net	86	(2)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(255)	(257)
Inventories	(2,298)	504
Secured advances to suppliers	(162)	(100)
Trade accounts payable and accrued liabilities	155	(455)
Advances on sales	(11)	15
Net unrealized (gain) loss on derivative contracts	(127)	(258)
Margin deposits	(502)	63
Marketable securities	46	(226)
Beneficial interest in securitized trade receivables	(2,015)	(1,289)
Other, net	72	—
Cash provided by (used for) operating activities	(3,536)	(808)
Investing Activities
Payments made for capital expenditures	(365)	(524)
Proceeds from investments	305	449
Payments for investments	(337)	(393)
Settlement of net investment hedges	65	(56)
Proceeds from beneficial interest in securitized trade receivables	1,943	1,312
Payments for investments in affiliates	(14)	(39)
Proceeds from sale of investment in affiliates	—	19
Proceeds from divestiture of business and disposal of property, plant, & equipment	194	729
Other, net	22	6
Cash provided by (used for) investing activities	1,813	1,503
Financing Activities
Net borrowings (repayments) of short-term debt	1,915	16
Net proceeds (repayments) of long-term debt	287	(454)
Proceeds from the exercise of options for common shares	9	17
Repurchases of common shares	(100)	—
Dividends paid to common and preference shareholders	(316)	(317)
Other, net	(32)	(33)
Cash provided by (used for) financing activities	1,763	(771)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	19	5
Net increase (decrease) in cash and cash equivalents and restricted cash	59	(71)
Cash and cash equivalents and restricted cash - beginning of period	322	393
Cash and cash equivalents and restricted cash - end of period	$381	$322

21

➢	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Adjusted Total Segment EBIT

Bunge uses segment earnings before interest and tax (“Segment EBIT”) to evaluate the operating performance of its individual segments. Segment EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-Core Segment EBIT and Total Segment EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-Core reportable segments, and Total reportable segments together with its corporate and other activities, respectively. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Edible Oil Products, Milling Products, and Fertilizer segments. Non-Core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-Core reportable segments, together with its corporate and other activities.

Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT, are calculated by excluding temporary mark-to-market timing differences as defined in note 3 below, and certain gains and (charges), as described in “Additional Financial Information” above, from Core Segment EBIT, Non-Core Segment EBIT, and Total Segment EBIT, respectively.

Core Segment EBIT, Non-Core Segment EBIT, Total Segment EBIT, Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) available for common shareholders

Adjusted Net Income (loss) excludes certain gains and (charges) and temporary mark-to-market timing differences as defined in note 3 below, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative Net Income (loss) attributable to Bunge, Net Income (loss) or any other measure of consolidated operating results under U.S. GAAP. Adjusted Net income (loss) is a useful measure of the Company’s profitability.

We also have presented projected adjusted net income per common share for 2020. This information is provided only on a non-GAAP basis without reconciliation to projected net income per common share for 2020, the mostly directly comparable GAAP measure, due to the inability at this time to quantify certain amounts necessary for such reconciliation, including but not limited to future market price movements over the remainder of the year.

22

Below is a reconciliation of Net income attributable to Bunge, to Total Segment EBIT, and Adjusted Total Segment EBIT:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions)	2020	2019	2020	2019
Net income (loss) attributable to Bunge	$551	$(51)	$1,145	$(1,280)
Interest income	(4)	(9)	(22)	(31)
Interest expense	70	90	265	339
Income tax expense (benefit)	97	16	248	86
Noncontrolling interest share of interest and tax	—	(2)	(3)	(5)
Total Segment EBIT	$714	$44	$1,633	$(891)

Agribusiness EBIT	$467	$225	$1,482	$682
Edible Oil Products EBIT	267	(40)	440	$121
Milling EBIT	14	27	78	$88
Fertilizer EBIT	32	32	85	$62
Core Segment EBIT	$780	$244	$2,085	$953

Corporate and Other EBIT	$(91)	$(168)	$(365)	$(245)

Sugar & Bioenergy EBIT	$25	$(32)	$(87)	$(1,599)
Non-Core Segment EBIT	$25	$(32)	$(87)	$(1,599)

Total Segment EBIT	$714	$44	$1,633	$(891)
Mark-to-market timing differences	4	82	190	35
Certain (gains) & charges	(135)	239	(64)	2,014
Adjusted Total Segment EBIT	$583	$365	$1,759	$1,158

23

Below is a reconciliation of Net income attributable to Bunge, to Adjusted Net income (loss) attributable to Bunge:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2020	2019	2020	2019
Net income (loss) attributable to Bunge	$551	$(51)	$1,145	$(1,280)
Adjustment for Mark-to-market timing differences	(8)	64	138	26
Adjusted for certain (gains) and charges:
Severance, employee benefit, and other	—	14	3	36
Impairment charges	—	108	—	229
Sugar restructuring charges	—	1	—	5
Indirect tax (credits) and charges	(32)	26	(32)	26
Expired indemnification asset	—	—	—	11
Gain on sale of assets	(65)	(13)	(65)	(13)
Gain on arbitration settlement	—	—	—	(7)
Acquisition integration costs	—	3	—	6
Charges related to sale of Brazilian Sugar Business	—	69	—	1,672
Gain (loss), net on disposition of equity investment	—	5	—	5
Commercial claim provision	—	—	66	—
U.S. pension plan partial settlement	9	—	9	—
Income tax (benefits) charges and Interest	—	29	(21)	(1)
Adjusted Net income (loss) attributable to Bunge	$455	$255	$1,243	$715
Convertible preference shares dividends (a)	—	—	—	—
Adjusted Net income (loss) available for common shareholders	$455	$255	$1,243	$715
Weighted-average common shares outstanding - diluted, adjusted (a)	149	151	150	150
Adjusted Net income (loss) per common share - diluted	$3.05	$1.69	$8.30	$4.76

Weighted-average common shares outstanding - diluted	149	142	150	141
Adjustment for stock options, restricted stock units, and convertible preference shares	—	9	—	9
Weighted-average common shares outstanding - diluted, adjusted	149	151	150	150

(a) Approximately 7 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the quarters ended December 31, 2020 and 2019, and approximately 7 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the years ended December 31, 2020 and 2019.

Adjusted Funds From Operations

Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, working capital changes and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge management believes presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents and restricted cash, or any other measure of consolidated cash flow under U.S. GAAP.

24

➢	Notes

(1)	A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:
	Year Ended December 31,
(US$ in millions)	2020	2019
Net income (loss) attributable to Bunge	$1,145	$(1,280)
EBIT attributable to noncontrolling interest	23	(6)
Noncontrolling interest share of interest and tax	(3)	(5)
Net income (loss)	$1,165	$(1,291)

(2)	The Oilseed business included in our Agribusiness segment consists of: global oilseed processing activities, primarily related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is partially conducted through joint ventures.

The Grains business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.

(3)	Mark-to-market timing differences comprise the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, readily marketable inventories (RMI), and related futures contracts associated with our committed future operating capacity. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically hedged position, is not representative of the operating performance of our business.
(4)	Dilutive share basis difference - GAAP vs. Adjusted represents the impact of using different weighted-average common shares outstanding in the denominators of the respective EPS calculations. The use of different denominators is necessary as, on a GAAP basis, the Company was in a net loss position, and as such no additional dilutive shares were included in the GAAP EPS calculation, as such inclusion would be antidilutive. However, on an adjusted basis, after excluding certain gains and charges, the Company is in an adjusted net income position, which necessitates the inclusion of additional dilutive shares associated with stock options, restricted stock units, and shares issuable upon the conversion of the convertible preference shares, in the Adjusted EPS calculation.
(5)	In the reconciliation of Net income (loss) per common share - diluted (“GAAP EPS”) to Adjusted Net income (loss) per common share - diluted (“Adjusted EPS”), the item “Adjustment of redeemable noncontrolling interest” represents the impact on GAAP EPS of a retained earnings adjustment associated with the carrying amount of the redeemable noncontrolling interest recorded in respect of our 70% ownership interest in Loders. The carrying amount of redeemable noncontrolling interests is the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions or (ii) the redemption value. Any resulting increases in the redemption value, in excess of the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions, are affected by corresponding charges against retained earnings. Additionally, any such charges to retained earnings will affect Net income (loss) available to Bunge common shareholders as part of Bunge’s calculation of GAAP EPS.

Bunge’s management excludes the “Adjustment of redeemable noncontrolling interest” from its calculation of Adjusted EPS, on the basis that it is independent of the Company’s operations. However, such charges reverse only to the extent that Loders’ net income levels result in the carrying amount of redeemable noncontrolling interests, calculated as described above, exceeding the redemption value.

(6)	A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations is as follows:

	Year Ended December 31,
(US$ in millions)	2020	2019
Cash provided by (used for) operating activities	$(3,535)	$(808)
Foreign exchange (loss) gain on net debt	206	(139)
Working capital changes	5,097	2,003
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(20)	10
Mark-to-Market timing difference, after tax	138	30
Adjusted FFO	$1,886	$1,096

25